EXHIBIT 10.6
PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No.	Call/Coll	Account	Officer	Initials
$8,000,000.00	03-18-2008	03-18-2018	7004400	Stock

References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "***" has been omitted due to text length limitations.

Borrower:	BELVEDERE SOCAL	Lender:	PACIFIC COAST BANKERS' BANK
	One Maritime Plaza, Suite 826		340 Pine Street, Suite 401
	San Francisco, CA 94111		San Francisco, CA 94104

Principal Amount: $8,000,000.00	Date of Note: March 18, 2008

PROMISE TO PAY. BELVEDERE SOCAL, a California corporation ("Borrower") promises to pay to PACIFIC COAST BANKERS' BANK ("Lender"), or order, in lawful money of the United States of America, the principal amount of Eight Million and no/100 Dollars ($8,000,000,00), together with interest on the unpaid principal balance of this Promissory Note (this "Note") at the LIBOR Rate (defined below) from time to time in effect from the date of this Note until paid in full,

PAYMENT. Borrower will make payments under this Note on the 18th day of March, June, September, and December of each year (each, a 'Payment Date"), commencing on June 18, 2008, and continuing through and including March 18, 2018 (the 'Maturity Date"), as follows; (A) on each of the first six (6) Payment Dates, Borrower shall pay all accrued but unpaid interest to such Payment Date; and (B) on each of the next thirty-four (34) Payment Dates (including the Maturity Date), Borrower shall pay (subject to any payment changes resulting from changes in the LIBOR Rate) substantially equal (assuming no change through the Maturity Date of the LIBOR Rate) installments of principal and interest in an amount sufficient fully to repay the principal of this Note together with all interest thereon by the Maturity Date, on which date all unpaid principal of this Note, all accrued but unpaid interest thereon, and all other costs, expenses, fees and other charges provided for under this Note shall be immediately due and payable. On the sixth (6th) Payment Date, Lender shall calculate the amount of each installment of principal and interest that would be sufficient fully to repay the principal of this Note together with all interest thereon at the LIBOR Rate that becomes effective on such Payment Date in substantially equal installments by the Maturity Date (assuming no change through the Maturity Date of the LIBOR Rate) and shall advise Borrower thereof, whereupon such amount shall be the amount of the installment of principal and interest due on the next Payment Date and on each successive Payment Date to, but not including, the Maturity Date; provided, however, that on each Payment Date commencing with the seventh (7th) Payment Date and continuing through the Payment Date immediately prior to the Maturity Date, Lender may recalculate the amount of each installment of principal and interest that would be sufficient fully to repay the principal of this Note together with all interest thereon at the LIBOR Rate that becomes effective on such Payment Date in substantially equal installments by the Maturity Date (assuming no change through the Maturity Date of the LIBOR Rate) and, If so recalculated, Lender shall advise Borrower thereof, whereupon such amount shall become the amount of the installment of principal and interest due on the next Payment Date and on each successive Payment Date to, but not including, the Maturity Date until the amount of the installment of principal and interest to be paid is next so recalculated, if at all, by Lender. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs; then to any late charges; then to any accrued but unpaid interest; and then to principal. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may from time to time designate in writing.

VARIABLE INTEREST RATE. Interest shall accrue on the balance of principal outstanding from time to time under this Note at an annual rate (the "LIBOR Rate') that is equal to the Index (defined below) plus 3.100 percentage points, calculated on the basis of a 360-day year, for actual days elapsed (subject to the 'Interest after Default' section below). The LIBOR Rate is subject to change from time to time on each Calculation Date (defined below) based on changes in an independent index that is the 'Three —month" "London interbank offered rate, or Libor" (rounded upward, if necessary, to the nearest 1/100 of 1%) as published in the "Borrowing Benchmarks" section of the Western Edition of The Wall Street Journal (the "Index"). The index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. On the date of this Note the LIBOR Rate shall be calculated by Lender and shall remain in effect to, but not including, the next Payment Date. On each Payment Date, Lender shall recalculate the LIBOR Rate as of such Payment Date, and the LIBOR Rate as so recalculated shall become effective on such Payment Date and shall remain in effect to, but not including, the next Payment Date. Borrower understands that Lender may make loans based on other rates as well. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law. Whenever increases occur in the LIBOR Rate, Lender, at its option, may do one or more of the following: (A) increase Borrower's payments to ensure the Loan will be paid in full by the Maturity Date as set forth above, (B) increase Borrower's payments to cover accruing interest, (C) Increase the number of Borrower's payments, and (D) continue Borrower's payments at the same amount and increase Borrower's final payment.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the Loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Borrower may not prepay all or any portion of the principal of this Note prior to the sixth (6th) Payment Date. Borrower expressly waives any right under California Civil Code section 2954.10 or otherwise to prepay all or any portion of the principal of this Note except as Is expressly set forth herein. Except for the foregoing, Borrower may pay without penalty or premium all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments as set forth above. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes 'payment in full" of the amount owed or that Is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to Lender at Lender's address shown above or at such other place as Lender may from time to time designate in writing.

LATE CHARGE. If the full amount of any payment Is received by Lender ten (10) days or more late, Borrower shall pay to Lender a late charge in the amount of 5.000% of the such payment, such late charge to be immediately due and payable without notice or demand by Lender. Borrower shall pay this late charge only once with respect to any late payment. Borrower agrees that Lender will incur administrative costs and other damages not compensated by payment of interest as a result of any payment not being made when due and acknowledges that calculation of actual damages in respect thereof is extremely difficult and impracticable and that the foregoing amount is a reasonable estimate of such damages.

INTEREST AFTER DEFAULT. Upon default, the LIBOR Rate shall, if permitted under applicable law, immediately increase by adding a 5.000 percentage point margin (the “Default Rate Margin”) to the LIBOR Rate otherwise calculated as set forth in the "Variable Interest Rate" section above.

PROMISSORY NOTE
Loan No: 7004400	(Continued)	Page 2

So long as a default exists and has not been cured, and, on and after the Maturity Date if this Note shall not have been repaid In full on such date, the Default Rate Margin shall also be added to the LIBOR Rate as it is otherwise recalculated on any Payment Date.

DEFAULT. Each of the following shall constitute an event of default (an "Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform, or defaults under or breathes, any other term, obligation, covenant, or condition contained in this Note or fails to comply with or to perform, or defaults under or breathes, any term, obligation, covenant, or condition contained in the Business Loan Agreement of even date herewith (the "Loan Agreement') made by Borrower and Lender, any Related Document (as defined In the Business Loan Agreement), or any other agreement between Lender and Borrower.

Cure Provisions. If any default, other than a default in payment, is curable and if Borrower has not been given a notice of a similar default within the preceding twelve (12) months, such default may be cured if Borrower, after receiving written notice from Lender demanding cure of such default (1) cures such default within thirty (30) days; or (2) if the cure of such default requires more than thirty (30) days, immediately initiates steps that Lender deems in Lender's sole discretion to be sufficient to cure such default and thereafter diligently continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER'S RIGHTS. If any Event of Default shall occur, Lender may declare the entire unpaid principal balance under this Note, all accrued unpaid interest thereon, and all other costs, expenses, fees and other charges provided for under this Note immediately due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the Insolvency" subsection of the Loan Agreement, such acceleration shall be automatic and not optional.

APPLICABILITY OF CERTAIN PROVISIONS OF LOAN AGREEMENT. Various provisions of the Loan Agreement apply to and govern this Note, including the 'Right of Setoff", "Amendments", "Arbitration", "Attorneys' Fees and Lender's Expenses", "Governing Law", "Choice of Venue", "No Waiver by Lender", "Notices", 'Severability", "Successors and Assigns", and "Time Is of the Essence" sections or subsections thereof, all as more specifically set forth therein. The rules of construction and general definitions set forth in the first paragraph of the "Definitions" section of the Loan Agreement are hereby made applicable to this Note.

COLLATERAL. This Note is secured as provided in the Loan Agreement.

GENERAL PROVISIONS. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any change In the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker, or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this Note or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest In any collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this Note without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several,

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS, BORROWER AGREES TO THE TERMS OF THIS NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS NOTE.

BORROWER:

BELVEDERE SOCAL,
California corporation

By: /s/ William Baribault	By: /s/ Michael McCall
William Baribault, Chief Executive Officer	Michael McCall, Chief Financial Officer